Exhibit 15.1

Unit 1304, 13/F., Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong 香港紅磡德豐街22號海濱廣場二期13樓1304室 Tel : (852) 2126 2388 Fax: (852) 2122 9078

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

China Ceramics Co., Ltd.

We hereby consent to the incorporation by reference in this Annual Report on Form 20-F of China Ceramics Co., Ltd. (the “Company”) for the year ended December 31, 2019 of our reports dated May 20, 2020 included in its Registration Statement on Form F-3 (No. 333-206516) filed with the SEC on October 9, 2015, Form 20-F (No. 001-34944) filed with the SEC on April 20, 2016, Form 6-K (No. 001-34944) filed with the SEC on March 8, 2016, Form S-8 (No. 333-219005) filed with the SEC on June 27, 2017, Form 20-F (No. 001-34944) filed with the SEC on May 15, 2017, Form F-3 (No. 333-224302) filed with the SEC on April 16, 2018, Form F-3 (No. 333-228182) filed with the SEC on November 5, 2018 and Form F-1 (No. 333-231809) filed with the SEC on May 30, 2019 respectively, relating to the consolidated statements of financial position of the Company as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2019 listed in the accompanying index.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

(successor to Centurion ZD CPA Limited of which became successor to AWC (CPA) Limited)

Hong Kong, China

May 20, 2020